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                                                                     EXHIBIT 5.2

                     [Letterhead of Shearman & Sterling LLP]



                                  July 22, 2003



Board of Directors
Delphi Corporation
5725 Delphi Drive
Troy, Michigan  48098

                               Delphi Corporation


         We have acted as counsel for Delphi Corporation ("Delphi") in connection with the preparation of a registration statement on Form S-3 and Form S-11 (the "Registration Statement") being filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933 of 13,800,000 shares of Delphi Properties, Inc.'s (the "REIT") % Non-cumulative Redeemable Exchangeable Series A Preferred Stock, liquidation preference $25 per share, par value $0.10 per share (the "Series A Preferred Stock") and 13,800,000 shares of Delphi's % Non-cumulative Redeemable Series AA Preferred Stock, par value $0.10 per share (the "Series AA Preferred Stock"). The Series A Preferred Stock will be automatically exchanged into Series AA Preferred Stock on a share-for-share basis upon the occurrence of an exchange event pursuant to the terms of an Amended and Restated Exchange Agreement among the REIT, Delphi Properties Holdings, LLC and Delphi, dated as of July 22, 2003, as further described in the Registration Statement.


         In our capacity as counsel to Delphi, we have examined (i) the Registration Statement; (ii) the Amended and Restated Exchange Agreement; (iii) the form of Certificate of Designations in respect of the Series AA Preferred Stock filed as an exhibit to the Registration Statement; and (iv) the originals, or copies identified to our satisfaction, of such corporate records of Delphi, and other persons, and such other documents, agreements and instruments as we have deemed necessary as the basis for the opinion hereinafter expressed.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of Delphi and others.

         Our opinion set forth below is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States and we do not express any opinion herein concerning any other laws.


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         Based upon the foregoing, assuming that the Certificate of Designations is filed with the Secretary of State of the State of Delaware in accordance with applicable law and in substantially the same form as filed as an exhibit to the Registration Statement, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Series AA Preferred Stock has been duly authorized and, if, as and when exchanged for Series A Preferred Stock in accordance with the Registration Statement and the related prospectus and the terms of the Amended and Restated Exchange Agreement, will have been legally issued, and be fully paid and non-assessable shares of Delphi.

         We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name under "Legal Matters" in the prospectus included as part of the Registration Statement.

                                               Yours truly,



                                               /s/ SHEARMAN & STERLING LLP


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